EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 3, 2021 with respect to the statement of condition including the related portfolio of Balanced Dividend Sustainability & Income Portfolio 2020-1 (included in Invesco Unit Trusts, Series 2109) as of February 3, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-251477) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
February 3, 2021